Exhibit 99d(v)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into this 13th day of September, 2006, by and among JERRY MOYES (“J. Moyes”), VICKIE MOYES (together with J. Moyes, "Moyes") and THE JERRY AND VICKIE MOYES FAMILY TRUST, DATED DECEMBER 11, 1987 (the "Family Trust") (Moyes and the Family Trust collectively hereinafter referred to as, the “Indemnifying Party”), on the one hand, and GERALD F. EHRLICH, individually and in his capacity as trustee of The Moyes Children’s Trust (“Ehrlich”), and THE MOYES CHILDREN’S TRUST (the “Children’s Trust”), on the other hand.

I     RECITALS

1.1     Merger Agreement.  Central Freight Lines, Inc., a Nevada Corporation ("Central"), North American Truck Lines, LLC , a Nevada limited liability company (“NATL”), and Green Acquisition Company, a Nevada corporation (“GAC”), are parties to an Agreement and Plan of Merger, dated as of January 30, 2006, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 13, 2006 (collectively, the “Merger Agreement”). If the Merger Agreement is approved by the stockholders of Central, GAC will merge with and into central, with Central continuing as the surviving corporation (the “Merger”).

1.2     Schedule 13E-3; Proxy Statement.  In connection with the Merger, Central, NATL, GAC, Moyes, Robert V. Fasso and the Family Trust have filed with the Securities and Exchange Commission (the “SEC”) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”), and Amendment No. 1 to the Schedule 13E-3. Also in connection with the Merger, Central has filed with the SEC a Preliminary Proxy Statement, as amended (the “Preliminary Proxy Statement”), pursuant to the definitive version of which (the “Definitive Proxy Statement”) Central’s board of directors will be soliciting proxies from stockholders of Central in connection with the Merger. The Schedule 13E-3 and all amendments thereto are collectively referred to as the “Schedule 13E-3” and the Preliminary Proxy Statement, all amendments thereto and the Definitive Proxy Statement are collectively referred to as the “Proxy Statement Filings.”

1.3     Inclusion of Children’s Trust in SEC Filings.  Central and Moyes have advised the Children’s Trust that, under prior SEC interpretations of Rule 13e-3 under the Securities Exchange Act of 1934, the Children’s Trust may be required to join in the Schedule 13E-3 Filings in connection with the Merger, and to provide the statements in the Proxy Statement Filings required under Item 1014 of Regulation M-A promulgated by the SEC (the “Item 1014 Statements”). The Children’s Trust disclaims any requirement to join in the Schedule 13E-3 Filings or to make the Item 1014 Statements, on the basis that the Children’s Trust is not engaged, directly or indirectly, in a Rule 13e-3 transaction, as that term is defined in Rule 13e-3. Central and Moyes have requested that the Children’s Trust consent to its inclusion in the Schedule 13E-3 Filings and to the attribution of the Item 1014 Statements to the Children’s Trust in the Proxy Statement Filings.

1.4     Purpose of Agreement.  By this Agreement, the parties desire to establish the terms and conditions upon which the Children’s Trust will consent to its inclusion in the Schedule 13E-3 Filings and to the attribution to the Children’s Trust of the Item 1014 Statements. In that regard, Central and Moyes have provided the Children’s Trust with drafts of Amendment No. 2 to the Schedule 13E-3 and Amendment No. 2 to the Preliminary Proxy Statement (the “Current Draft Amendments”), and the Children’s Trust has provided comments and revisions to the Current Draft Amendments for inclusion in Amendment No. 2 to the Schedule 13E-3 and Amendment No. 2 to the Preliminary Proxy Statement when and as filed with the SEC (the “Amended Filings”). Central and Moyes have also provided the Children’s Trust with a draft of a Stockholders’ Agreement to be executed by the continuing equity holders of Central as a condition to the completion of the Merger (the “Stockholders’ Agreement”).

II     AGREEMENTS.

2.1     Consent of Children’s Trust.  The Children’s Trust hereby consents to the inclusion of the Children’s Trust in the Amended Filings, provided that the Amended Filings shall be substantially in the form of the Current Draft Amendments as modified to include the comments and revisions thereto provided by the Children’s Trust for inclusion in the Amended Filings. Ehrlich, as trustee of the Children’s Trust, agrees to execute Amendment No. 2 to the Schedule 13E-3 for filing with the SEC, provided that such Amendment No. 2 is in the form required hereunder.

2.2     Additional Amendments to Sec Filings.  The parties hereto acknowledge that additional amendments may be required to the Schedule 13E-3 Filings and the Proxy Statement Filings (the “Additional Amendments”). Central and Moyes agree that, if any changes made in an Additional Amendment relate to the Children’s Trust, its role in the Merger, its inclusion in the Schedule 13E-3 Filings or the Item 1014 Statements, such Additional Amendment shall not be filed until the Children’s Trust has reviewed and approved such changes, with such approval not to be unreasonably withheld or delayed. Ehrlich, as trustee of the Children’s Trust, agrees to execute all Additional Amendments for filing with the SEC that have been approved as required hereunder or that do not require approval of the Children’s Trust hereunder. The parties specifically acknowledge that the Children’s Trust has not agreed to enter into the Stockholders’ Agreement on the terms presently described in the Preliminary Proxy Statement and the Children’s Trust has proposed certain modifications thereto, and that the Preliminary Proxy Statement will be required to be amended to reflect the final, agreed terms of the Stockholders’ Agreement. The Children’s Trust shall be entitled to review and approve any description of the Stockholder’s Agreement included in any Additional Amendment before such Additional Amendment is filed with the SEC, with such approval not to be unreasonably withheld or delayed.

2.3     Indemnification of Ehrlich and Children’s Trust.  In consideration of the agreements of Ehrlich and the Children’s Trust hereunder, the Indemnifying Partieshereby agree, jointly and severally, to indemnify, defend and hold harmless Ehrlich, in his individual capacity and as trustee of the Children’s Trust, the Children’s Trust, and their respective representatives and agents (collectively, the “Indemnified Parties”), to the fullest extent permitted by law, from and against any claims, liability, loss, damage, cost, expense, fine or penalty, of whatsoever kind or nature, including fees and expenses of legal counsel, asserted or assessed against, or incurred by an Indemnified Party based upon, arising out of or related to the Merger Agreement, the Merger and any related transaction, the Schedule 13E-3 Filings or the Proxy Statement Filings, as well as any other disclosure materials provided to the stockholders of Central with respect thereto (collectively, “Losses”), except for Losses arising out of or related to (i) information provided by Ehrlich or the Children's Trust for inclusion in the Schedule 13E-3 Filings and the Proxy Statement Filings and (ii) actions taken by Ehrlich or the Children's Trust in violation of the United States securities laws. The Indemnifying Partiesshall indemnify the Indemnified Parties as provided hereunder promptly after receipt of written notice identifying the Losses for which indemnification is sought, accompanied by reasonable documentation thereof.

2.4     Procedure For Third Party Claims.  In the event that any Loss is asserted or assessed against, or incurred by, any Indemnified Party in connection with any litigation, arbitration or judicial or similar proceeding initiated or commenced by any third party, or in connection with any administrative, civil or other proceeding initiated or commenced by any governmental authority (collectively, “Proceedings”), the Indemnified Party shall promptly notify the Indemnified Parties of the commencement thereof; provided, however, that any failure or delay to provide such notice shall not affect the obligations of the Indemnifying Parties hereunder unless such failure or delay materially prejudices the ability of the Indemnifying Parties to defend such Proceeding. Upon receipt of such notice, the Indemnifying Parties shall assume the defense of such Proceeding, with counsel reasonably satisfactory to the Indemnified Parties that are defendants in or the subjects of such Proceeding. The Indemnifying Parties shall not settle any Proceeding without the consent of the Indemnified Parties that are defendants in or the subjects of such Proceeding, which consent shall not be unreasonably withheld or delayed. If the defendants in or subjects of any Proceeding include both an Indemnified Party and an Indemnifying Party, and if the Indemnifying Parties have been advised by counsel that such counsel cannot represent both the Indemnifying Parties and the Indemnified Party due to legal ethics requirements, then the Indemnified Parties that are defendants in or subjects of such Proceeding shall have the right, at the expense of the Indemnifying Party, to select one counsel to participate in the defense of such Proceeding on behalf of such Indemnified Parties. Notwithstanding the foregoing, an Indemnified Party shall not be prevented from retaining its own legal counsel, at such Indemnified Party’s expense, in connection with any Proceeding.

2.5     Attorneys’ Fees.  In addition to and not in lieu of the obligations of the Indemnifying Parties set forth in Sections 2.3 and 2.4, the Indemnifying Parties agree, on a joint and several basis, to pay or reimburse the Children’s Trust and Ehrlich, upon receipt of reasonable documentation, for all attorneys’ fees incurred by them in connection with the review and revision of the Schedule13E-3 Filings and the Proxy Statement Filings, the analysis of issues related to the same affecting the Children’s Trust and Ehrlich, and the review, preparation, negotiation and execution of this Agreement, the Stockholders’ Agreement and any other documents to be executed by either of them in connection with the Merger or the Merger Agreement, as well as any other matters reasonably related to the foregoing.

2.6     Entire Agreement; Amendments.

(a)     This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to such matters other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)     Except as otherwise set forth herein, this Agreement may be amended only by a written instrument executed by each party hereto.

2.7     Severability.  If any term, provision, covenants or restrictions of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants or restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, voice or unenforceable.

2.8     Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.9     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery, if personally delivered or if sent by facsimile, or if mailed (registered or certified mail, postage prepaid, return receipt requested), on the third (3rd) business day following mailing as follows:

If to Moyes or the Family Trust:

2710 E. Old Tower Road
Phoenix, Arizona 85034
Telephone: (602) 225-3712
Facsimile: (602) 275-6417
Attention: Jeff A. Shumway

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Facsimile: (212) 735-2000
Attention: Stephen F. Arcano, Esq.

If to Ehrlich or the Children’s Trust:

Gerald F. Ehrlich
Lane & Ehrlich, Ltd.
4001 N. Third Street, Suite 400
Phoenix, Arizona 85012

Telephone: (602) 264-4442
Facsimile: (602) 264-5006

With a copy to:

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
Suite 2700
40 N. Central Avenue
Phoenix, Arizona 85004
Facsimile: (602) 253-8129
Attention: Christopher D. Johnson, Esq.

Or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

2.10     Successors and Assigns.  All agreements herein contained shall apply to and bind, and inure to the benefit of and be enforceable by, each of the parties hereto and each of their respective heirs, executors, administrators, successor and permitted assigns. Other than as otherwise set forth in this Agreement, at no time shall any party be permitted to assign any of its rights or obligations hereunder to any other person or entity.

2.11     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF ARIZONA WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES.

2.12     Consent to Jurisdiction.  Each party hereto agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in the Superior Court of Arizona, in and for the County of Maricopa (the “Court”). Each party hereto hereby irrevocably and unconditionally consents and submits to the non-exclusive personal jurisdiction of the Court in respect of any such proceeding. Each party hereto consents to service of process upon him or it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each party hereto waives any objection that he or it may now or hereafter have to the laying of venue of any such proceeding in the Court and any claim that he or it may now or hereafter have that any such proceeding in the Court has been brought in an inconvenient forum.

2.13     Injunctive Relief.  Each of the parties to this Agreement acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the defense in any action for injunctive relief, including specific performance, that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled to at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

2.14     Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

JERRY MOYES

/s/ Jerry Moyes
Jerry Moyes

VICKIE MOYES

/s/ Vickie Moyes
Vickie Moyes

THE JERRY AND VICKIE MOYES FAMILY TRUST, DATED DECEMBER 11, 1987

/s/ Jerry Moyes
Jerry Moyes, Trustee

THE MOYES CHILDREN’S TRUST, DATED DECEMBER 14, 1992

By:	/s/ Gerald F. Ehrlich
Name: Gerald F. Ehrlich
Title: Trustee
Address:	4001North 3rd Street #400, Phoenix, AZ 85012

/s/Gerald F. Ehrlich
Gerald F. Ehrlich, Trustee

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